Exhibit 3.6

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

T STAMP INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

T Stamp Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.           That the name of this corporation is T Stamp Inc. and this corporation was incorporated pursuant to the General Corporation Law on April 11, 2016.

2.        This corporation has previously amended the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, pursuant to Certificates of Amendment made effective with the Secretary of State on March 26, 2020, August 18, 2021, February 1, 2023 and March 21, 2023.

3.           That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation to consolidate the above referenced Certificates of Amendment, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

ARTICLE I: NAME

The name of this corporation is T Stamp Inc. (the “Corporation”).

ARTICLE II: REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 651 N. Broad St., Suite 206, Middletown, Delaware, 19709, in the county of New Castle. The name of its registered agent at such address is Legalinc Corporate Services, Inc.

ARTICLE III: PURPOSE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV: DEFINITIONS

“Restated Certificate” means this Third Amended and Restated Certificate of Incorporation.

ARTICLE V: AUTHORIZED SHARES

The total number of shares of all classes of stock that the Corporation has authority to issue is 50,000,000, consisting of (a) 50,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”).

A. COMMON STOCK

1.            General. The Corporation shall by resolution of the Board of Directors designate shares of Common Stock as either Class A Shares or Class B Shares. The Class A Shares and the Class B shares shall be identical in all respects except as otherwise expressly set forth in this Part A of Article V.

2.            Voting. The holders of the Class A Shares are entitled to one vote for each Class A Share held at all meetings of stockholders (and written actions in lieu of meetings). Except as required by applicable law or as otherwise set forth herein, the holders of Class B Shares shall have no voting rights with respect to such shares; provided that the holders of Class B Shares shall be entitled to vote (one vote for each Class B Share held) to the same extent that the holders of Class A Shares would be entitled to vote on matters as to which non-voting equity interests are permitted to vote pursuant to 12 C.F.R. § 225.2(q)(2) (or a successor provision thereto).

Unless required by law, there shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Restated Certificate) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3.            Exchange of Shares. A holder of Class A Shares that is a bank, savings association, or a holding company or affiliate of a bank or savings association, may at any time choose to make a permanent, irrevocable election to exchange all or any portion of any Class A Shares it holds for Class B Shares. In the event of such an election, each Class A Share for which the holder makes such election shall be exchanged for a Class B Share on a one-for-one basis without the payment of any additional consideration. No fractional shares may be so exchanged in the event of such an election, the Corporation or the Board of Directors, as applicable, shall promptly take all necessary corporate and other actions to effect such exchange, including but not limited to: amending this Restated Certificate to authorize the issuance of any required Class B Shares, issuing any required Class B Shares, and delivering a certificate or certificates representing the Class B Shares for which such holder exchanged its Class A Shares, Such holder shall surrender its certificate or certificates representing the Class A Shares for which it made such election, and such Class A Shares shall be cancelled.

4.            Transfer of Shares. In the event a holder of Class B Shares transfers all or any portion of its Class B Shares to a Permitted Transferee (as defined below), such Permitted Transferee shall be entitled at the time it acquires such shares to elect to exchange all or any portion of such Class B Shares for Class A Shares, in the event of such an election, each Class B Share for which the Permitted Transferee makes such election shall be exchanged for a Class A Share on a one-for-one basis without the payment of any additional consideration. No fractional shares may be so exchanged. In the event of such an election, the Corporation or the Board of Directors, as applicable, shall promptly take all necessary corporate and other actions to effect such exchange, including but not limited to: amending this Restated Certificate to authorize the issuance of any required Class A Shares, issuing any required Class A Shares, and delivering a certificate or certificates representing the Class A Shares for which such Permitted Transferee exchanged its Class B Shares. Such Permitted Transferee shall surrender its certificate or certificates representing the Class B Shares for which it made such election, and such Class B Shares shall be cancelled.

5.            Definitions. As used in this Part A of Article V, the following terms have the meanings set forth below:

(a)           “Regulated Holder” shall mean a bank, savings association, or a holding company or affiliate of a bank or savings association, any party to whom any such entity transfers any shares of common stock, and any transferee of such party.

(b)           “Permitted Transferee” shall mean a person or entity who acquires Class B Shares from a Regulated Holder in any of the following transfers:

(i)           A widespread public distribution;

(ii)         A private placement in which no one party acquires the right to purchase 2% or more of any class of voting securities (as such term is used for purposes of the Bank Holding Company Act of 1956 (the “BHCA”) of this Corporation;

(iii)        An assignment to a single party (e.g. a broker or investment banker) for the purpose of conducting widespread public distribution on behalf of a Regulated Holder and its transferees (other than transferees that are Permitted Transferees); or

(iv)         To a party who would control more than 50% of the voting securities (as such term is used for purposes of the BHCA) of this Corporation without giving effect to the Class B Shares transferred by a Regulated Holder and its transferees (other than transferees that are Permitted Transferees).

ARTICLE VI: PREEMPTIVE RIGHTS.

No stockholder of the Corporation has a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and the stockholder.

ARTICLE VII: THE BOARD OF DIRECTORS

A.        ANNUAL MEETING. The annual meeting of the stockholders for the election of directors to serve on the board of directors of the Corporation (the “Board”) and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined solely by the resolution of the board of directors in its sole and absolute discretion.

B.       NUMBER; CLASS; AND TERM OF DIRECTORS

1.            Number of Directors. The business and affairs of the corporation shall be managed by, or under the direction of, the Board. The total number of directors constituting the entire Board shall not be less than seven (7) nor more than nine (9), with the then-authorized number of directors fixed from time to time by the Board.

2.            Classes of Directors. The Board shall be and is divided into three (3) classes, as nearly equal in number as possible, designated: Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director.

3.            Terms of Office. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each director initially appointed to Class I shall serve for an initial term expiring at the Corporation's first annual meeting of stockholders following the effectiveness of this provision; each director initially appointed to Class II shall serve for an initial term expiring at the Corporation's second annual meeting of stockholders following the effectiveness of this provision; and each director initially appointed to Class III shall serve for an initial term expiring at the Corporation's third annual meeting of stockholders following the effectiveness of this provision; provided further, that the term of each director shall continue until the election and qualification of a successor and be subject to such director's earlier death, resignation or removal.

4.            Removal. Any director or the entire Board may be removed from office only for cause and only by the affirmative vote of at least a majority of the total voting power of the outstanding shares of the capital stock of the corporation entitled to vote in any annual election of directors or class of directors, voting together as a single class.

5.            Vacancies. Vacancies on the Board by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors shall be solely filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director's earlier death, resignation or removal.

ARTICLE VIII: BYLAW PROVISIONS.

A.           AMENDMENT OF BYLAWS. The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation (the “Bylaws”); provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class on an as converted basis, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.

B.           QUORUM. Except as otherwise provided by law, or this Restated Certificate, at each meeting of stockholders the presence in person or by proxy of the holders of one-third of the outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum.

C.           BALLOT. Elections of directors need not be by written ballot unless the Bylaws so provide.

D.           MEETINGS AND BOOKS. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board in the Bylaws.

ARTICLE IX: LIABILITY AND INDEMNIFICATION.

A.            LIMITATION. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article IX by the stockholders will not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

B.            INDEMNIFICATION. The following indemnification provisions shall apply to the persons enumerated below.

1.            Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article IX(B), the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board.

2.            Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article IX(B) or otherwise.

3.            Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article IX(B) is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4.            Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board.

5.            Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board.

6.            Non-Exclusivity of Rights. The rights conferred on any person by this Article IX(B) shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Restated Certificate, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

7.            Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8.            Insurance. The Board may, to the full extent permitted by applicable law as it presently exists, or as may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article IX(B); and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article IX(B).

9.            Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VIII(B) shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ARTICLE X: CORPORATE OPPORTUNITIES.

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (A) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (B) any holder of Common Stock or Preferred Stock, or any affiliate, partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE XI: PERPETUAL EXISTENCE

The Corporation shall have perpetual existence.

* * * * *

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 13th day of June, 2023

By:	/s/Gareth Genner